Exhibit 10.33

Retrophin, Inc.
3721 Valley Centre Drive, Suite 200
San Diego, CA 92130

January 4, 2019
Stephen Aselage

Re:    Retirement Agreement
Dear Steve:
This letter agreement (the “Agreement”) sets forth our mutual understanding regarding your retirement as an employee of Retrophin, Inc., a Delaware corporation (the “Company”).
1.Retirement. Effective as of the date of this Agreement (the “Retirement Date”), you hereby resign as the Company’s Chief Executive Officer, and from all other offices and positions held by you at the Company or at any subsidiary of the Company (with the exception of your position as a member of the Company’s Board of Directors (the “Board”), as addressed in paragraph 2 below).
2.Continued Board Service. Following the Retirement Date, you will continue serving as a member of the Board, to serve until your successor is duly elected and qualified.
3.Transition Assistance. In order to assist with an orderly transition of your CEO duties, you agree to provide transition support to the Company on an as-needed basis.
4.Retirement Benefits.
(a)    Effective as of the Retirement Date, you will be entitled to receive the benefits set forth in Section 6.5(b)(i), Section 6.5(b)(ii) and Section 6.5(c)(i) of your employment agreement with the Company dated March 2, 2015, as amended on April 11, 2017 (the “Employment Agreement”).
(b)    Notwithstanding the terms set forth in Section 3.2 of the Employment Agreement, you will remain eligible to receive your annual incentive bonus payment for 2018, in an amount to be determined by the Board or the Compensation Committee of the Board in their sole discretion, which the Company anticipates paying on or before March 15, 2019.
(c)    In the event that your service as a member of the Board terminates prior to the 18-month anniversary of the Retirement Date, the vesting of all outstanding Stock Awards (as defined in the Employment Agreement) with time-based vesting that were held by you on the Retirement Date shall be accelerated such that the amount of shares vested under such time-based Stock Awards shall equal that number of shares that would have been vested if you had continued to render continuous service to the Company for the 18 months immediately following the Retirement Date.
(d)    In the event that your service as a member of the Board terminates prior to the 18-month anniversary of the Retirement Date, all outstanding Stock Awards with performance-based vesting held by you for which the relevant performance period ends within the 18-month period following the Retirement Date shall remain eligible for vesting during such 18-month period as though you had continued to render continuous service to the Company throughout such period, and such Stock Awards with performance-based vesting shall vest (if applicable) based on actual performance during such performance period. For the avoidance of doubt, you acknowledge and agree that, on the 18-month anniversary of the Retirement Date, all unvested Stock Awards with performance-based vesting then-held by you shall automatically expire and terminate.
5.Release. As a condition to the benefits provided in this Agreement to which you would not otherwise be entitled, you agree, on the Retirement Date, to execute and return to the Company the General Release attached as Exhibit A to the Employment Agreement (the “Release”), and to allow the Release to become effective.
6.General. This Agreement, including its exhibits, and the Employment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures. The terms of any payments or benefits to be provided pursuant to this Agreement will be construed to the greatest extent possible so as to be exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

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If this Agreement is acceptable to you, please sign below and return the original to me.
Sincerely,

Retrophin, Inc.

By:	/s/ Gary Lyons
Name:	Gary Lyons
Title:	Chairman of the Board

Accepted and Agreed:

/s/ Stephen Aselage
Stephen Aselage
January 4, 2019
Date

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